Exhibit 99.1

News Release

Contact:	Brian W. Wingard Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2014

Clearfield, Pennsylvania – April 14, 2014

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the first quarter of 2014. Highlights include the following:

•	Net income of $5.2 million, or $0.36 per share, compared to net income of $4.3 million, or $0.34 per share, in the first quarter of 2013.

•	Annualized returns on average assets and equity of 0.97% and 11.97%, respectively, for the three months ended March 31, 2014.

•	Including loans acquired from FC Banc Corp. with an acquisition date fair value of approximately $248 million, loans of $1.29 billion at March 31, 2014 compared to loans of $933 million at March 31, 2013.

•	Including deposits acquired from FC Banc Corp. with an acquisition date fair value of approximately $332 million, deposits of $1.83 billion at March 31, 2014 compared to deposits of $1.55 billion at March 31, 2013.

•	Total non-performing assets of $13.1 million, or 0.62% of total assets, as of March 31, 2014, compared to $16.9 million, or 0.93% of total assets, as of March 31, 2013.

Joseph B. Bower, Jr., President and CEO, commented, “We are pleased to report to our shareholders record quarterly earnings of $5.2 million which provides an increase in earnings per share of 5.9% over the first quarter of 2013. The integration of FCBank continues to add momentum for CNB following the acquisition of FC Banc Corp. in October 2013, and we anticipate that our CNB Bank and ERIEBANK market areas will generate organic growth throughout the remainder of 2014.”

Net Interest Income and Margin

Net interest margin on a fully tax equivalent basis was 3.79% for the three months ended March 31, 2014, compared to 3.41% for the three months ended March 31, 2013. Net accretion included in loan interest income in the first quarter of 2014 related to loans acquired in the fourth quarter of 2013 was $740 thousand, resulting in an increase in the net interest margin of 15 basis points. Changes in earning assets, interest-bearing liabilities, and resulting interest income and expense from the first quarter of 2013 to the first quarter of 2014 are primarily a result of the acquisition of FC Banc Corp. in the fourth quarter of 2013; please refer to the financial tables that follow the forward-looking statements.

Asset Quality

During the three months ended March 31, 2014, CNB recorded a provision for loan losses of $1.0 million, as compared to a provision for loan losses of $930 thousand for the three months ended March 31, 2013. CNB increased its reserve for two impaired commercial and industrial loans in the first quarter of 2014, resulting in an increase in the provision for loan losses of $421 thousand. Net chargeoffs in the first quarter of 2014 were $581 thousand, compared to net chargeoffs of $1.1 million in the first quarter of 2013.

Non-Interest Income

Non-interest income was $3.2 million for the three months ended March 31, 2014, compared to $3.1 million for the three months ended March 31, 2013. Non-interest income as a percentage of average assets declined from 0.69% during the first quarter of 2013 to 0.60% during the first quarter of 2014, primarily due to a decrease in service charges on deposit accounts in relation to total demand deposits and a decrease in net unrealized gains (losses) on trading securities of $328 thousand.

Non-Interest Expenses

Total non-interest expenses were $13.3 million and $9.7 million during the three months ended March 31, 2014 and 2013, respectively. Non-interest expenses for the three months ended March 31, 2014 include amortization of a core deposit intangible asset of $302 thousand associated with CNB’s acquisition of FC Banc Corp. in the fourth quarter of 2013. Non-interest expenses for the three months ended March 31, 2013 include merger-related expenses of $103 thousand.

Salaries and benefits expenses increased $1.6 million, or 31.5%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013, due to routine merit increases, an increase in average full-time equivalent employees resulting primarily from the acquisition of FC Banc Corp., and increases in certain employee benefit expenses, such as health insurance premiums, which continue to increase in line with market conditions. Net occupancy expenses increased $444 thousand, or 33.7%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013, as a result of anticipated increases in repair, maintenance, and utility expenses, increases in depreciation expense for recently completed projects and asset purchases, and the addition of eight branch locations from the acquisition of FC Banc Corp. Other non-interest expenses increased $1.2 million, or 44.4%, during the three months ended March 31, 2014 compared to the three months ended March 31, 2013, as a result of the acquisition of FC Banc Corp.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.1 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, a loan production office in Hollidaysburg, Pennsylvania, and 28 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, as well as 8 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited)
	Three Months Ended
	March 31,
(Dollars in thousands, except share and per share data)
	2014	2013	% change
Income Statement
Interest income	$21,437	$16,704	28.3%
Interest expense	3,157	3,253	-3.0%

Net interest income	18,280	13,451	35.9%
Provision for loan losses	1,019	930	9.6%

Net interest income after provision for loan losses	17,261	12,521	37.9%

Non-interest income
Wealth and asset management fees	672	574	17.1%
Service charges on deposit accounts	1,041	942	10.5%
Other service charges and fees	568	430	32.1%
Net realized gains on available-for-sale securities	66	76	-13.2%

Net realized and unrealized gains (losses) on trading securities	(25)	303	NA
Mortgage banking	175	255	-31.4%
Bank owned life insurance	239	262	-8.8%
Other	468	229	104.4%

Total non-interest income	3,204	3,071	4.3%

Non-interest expenses
Salaries and benefits	6,835	5,197	31.5%
Net occupancy expense of premises	1,761	1,317	33.7%
FDIC insurance premiums	340	279	21.9%
Merger costs	—	103	NA
Intangible amortization	302	—	NA
Other	4,022	2,786	44.4%

Total non-interest expenses	13,260	9,682	37.0%

Income before income taxes	7,205	5,910	21.9%
Income tax expense	2,039	1,613	26.4%

Net income	$5,166	$4,297	20.2%

Average diluted shares outstanding	14,394,265	12,445,148

Diluted earnings per share	$0.36	$0.34	5.9%
Cash dividends per share	$0.165	$0.165	0.0%

Payout ratio	46%	49%

Average Balances

Loans, net of unearned income	$1,291,985	$932,553
Total earning assets	1,989,707	1,688,900
Total assets	2,126,225	1,789,472
Total deposits	1,818,335	1,520,502
Shareholders’ equity	172,615	146,186

Performance Ratios (quarterly information annualized)
Return on average assets	0.97%	0.96%
Return on average equity	11.97%	11.76%
Net interest margin (FTE)	3.79%	3.41%

Loan Charge-Offs
Net loan charge-offs	$581	$1,093
Net loan charge-offs / average loans	0.18%	0.47%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,	% change versus
	2014	2013	2013	12/31/13	3/31/13
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,294,096	$1,295,363	$932,696	-0.1%	38.7%
Loans held for sale	329	487	956	-32.4%	-65.6%
Investment securities	691,935	690,118	766,011	0.3%	-9.7%
FHLB and other equity interests	7,519	7,533	6,597	-0.2%	14.0%
Other earning assets	3,311	4,139	3,578	-20.0%	-7.5%

Total earning assets	1,997,190	1,997,640	1,709,838	0.0%	16.8%

Allowance for loan losses	(16,674)	(16,234)	(13,897)	2.7%	20.0%
Goodwill	27,194	27,194	10,946	0.0%	148.4%

Core deposit intangible	4,280	4,583	—	-6.6%	NA
Other assets	122,071	118,106	102,960	3.4%	18.6%

Total assets	$2,134,061	$2,131,289	$1,809,847	0.1%	17.9%

Non interest-bearing deposits	$221,831	$221,293	$163,646	0.2%	35.6%
Interest-bearing deposits	1,606,827	1,614,021	1,381,799	-0.4%	16.3%

Total deposits	1,828,658	1,835,314	1,545,445	-0.4%	18.3%

Borrowings	91,149	87,950	75,152	3.6%	21.3%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	21,353	22,494	22,525	-5.1%	-5.2%

Common stock	—	—	—	NA	NA
Additional paid in capital	77,641	77,923	43,840	-0.4%	77.1%
Retained earnings	99,845	97,066	91,193	2.9%	9.5%
Treasury stock	(113)	(633)	(1,245)	-82.1%	-90.9%
Accumulated other comprehensive income (loss)	(5,092)	(9,445)	12,317	-46.1%	141.3%

Total shareholders’ equity	172,281	164,911	146,105	4.5%	17.9%

Total liabilities and shareholders’ equity	$2,134,061	$2,131,289	$1,809,847	0.1%	17.9%

Ending shares outstanding	14,464,842	14,427,780	12,509,289

Book value per share	$11.91	$11.43	$11.68
Tangible book value per share (*)	$9.73	$9.23	$10.80

Capital Ratios
Tangible common equity / tangible assets (*)	6.70%	6.34%	7.51%
Leverage ratio	8.15%	7.96%	8.03%
Tier 1 risk based ratio	12.76%	12.51%	14.28%
Total risk based ratio	14.00%	13.72%	15.53%

Asset Quality
Non-accrual loans	$11,644	$11,573	$16,187
Loans 90+ days past due and accruing	456	344	221

Total non-performing loans	12,100	11,917	16,408
Other real estate owned	1,047	986	376

Total non-performing assets	$13,147	$12,903	$16,784

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,893	$8,006	$8,817
Non-performing TDR loans **	4,060	4,130	1,065

Total TDR loans	$11,953	$12,136	$9,882

Non-performing assets / Loans + OREO	1.02%	1.00%	1.80%
Non-performing assets / Total assets	0.62%	0.61%	0.93%
Allowance for loan losses / Loans	1.29%	1.25%	1.49%

*	- Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
**	- Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2014	2013	2013

Shareholders’ equity	$172,281	$164,911	$146,105
Less goodwill	27,194	27,194	10,946
Less core deposit intangible	4,280	4,583	—

Tangible common equity	$140,807	$133,134	$135,159

Total assets	$2,134,061	$2,131,289	$1,809,847
Less goodwill	27,194	27,194	10,946
Less core deposit intangible	4,280	4,583	—

Tangible assets	$2,102,587	$2,099,512	$1,798,901

Ending shares outstanding	14,464,842	14,427,780	12,509,289

Tangible book value per share	$9.73	$9.23	$10.80
Tangible common equity/Tangible assets	6.70%	6.34%	7.51%